Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Community Bancorp on Form S-4 of our report, dated January 31, 2006 relating to the consolidated financial statements of Valley Bancorp as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ McGLADREY & PULLEN, LLP

Las Vegas, Nevada

August 17, 2006

McGladrey & Pullen, LLP is an independent member firm of

RSM International, an affiliation of independent accounting

and consulting firms.